Exhibit 99.
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                                                  NEWS RELEASE
                                                    /FOR IMMEDIATE RELEASE/
                                                    Contact:  Robert A. Lerman
                                                    860-683-2005     Windsor, CT
                                                    OTCBB:  TDYTE
                                                    July 31, 2005

         Thermodynetics Announces Results for Year Ended March 31, 2005

THERMODYNETICS, INC. WINDSOR, CT - (TDYTE: OTCBB)


           Thermodynetics generated record revenues for the year ended March 31, 2005 at $24.4 million, a 48% increase over fiscal 2004.

           The Company's Turbotec subsidiary is operating profitably with increasing revenues. The sales increase is due largely to the strong housing market augmented by marine air conditioning applications and commercial/industrial building HVAC needs. The Company's new titanium special purpose enhanced surface tubing and a line of heat exchangers that use plastic shell casings for its helical coaxial coils allow for maximum heat transfer and protection from highly erosive and corrosive environments at a substantial cost reduction from traditional metal jacketed products. Initial response to these products has been quite favorable from swimming pool and spa heat pump manufacturers.

           The cost of metals (principally steel, copper, stainless steel and nickel) has risen sharply during the current year to their highest levels in the past six years. This has impacted margins, especially at the Vulcan operations, as the increases cannot be fully passed on to customers.

           In 2003, the Company cquired Michigan based Vulcan Industries, a supplier of fabricated metal tubing components principally to the automotive industry. Vulcan's shipments increased dramatically as a program for automotive exhaust system tubing moved into full production during the 2005 fiscal year. Significant start up costs and a six-month delay in the start date associated with the program generated a loss from operations of $2,413,000 in 2005 compared to a nominal loss of $7,000 in the prior year.

           Vulcan reached a virtual break-even operation in May 2005 as a result of the implementation of Lean Manufacturing procedures. However, a major storm in Lower Michigan at the early part of June caused a multi week disruption to operations that severely impacted the ability of the company to meet its manufacturing commitments. The cash shortfall triggered a need for Vulcan and Thermodynetics to enter into agreement with the Company's lenders and a major customer whereby the sale of certain manufacturing assets was consummated. This resulted in the write off of previously capitalized items and impaired the carrying values of the goodwill and other Vulcan assets. The write off constituted a one-time charge and aggregated approximately $3.3 million. At the same time, a significant amount of debt was removed from the balance sheet as loans secured by the equipment were repaid in full.

           Vulcan continues to operate the equipment for the benefit of the customer and is billing the customer for such services, although such arrangement is expected to be discontinued in the near future. The loss of that business will severely impact the ability of Vulcan to continue to service its other customers as the overhead of the facility may make such operations uneconomic.

         The Company's access to credit is expected to be adequate for Turbotec's operations as increased sales revenues coupled with operating efficiencies are expected to create sufficient availability in its revolving line of credit. The need for term debt financing to fund capital expenditure programs will be explored with its primary lender during the coming months. However, funding for Vulcan's operations are likely to be difficult to satisfy.

Considerations  regarding  Forward-Looking   Disclosures.
---------------------------------------------------------

This press release contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's revenues, and changes in unit prices, supply and demand for the Company's tubing products . When used, words such as "believes", "anticipates", "expects", "continue", "may", "plan", "predict", "should", "will", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.




                                                    Year Ended March 31,
                                                 2005                 2004
                                                 ----                 ----
Net Sales                                   $ 24,459,427          $ 16,503,591
Operating Income (Loss)                     ($ 3,253,514)         $    950,905
Income (Loss) Before Income Taxes           ($ 3,843,236)         $    424,836
Net Income (Loss)                           ($ 3,609,236)         $    294,836
Weighted Shares Outstanding-Basic      (a)     3,946,439            18,385,085
Weighted Shares Outstanding-Diluted    (a)     3,946,439            18,385,085
Earnings (Loss) Per Share-Basic        (a)      ($.91)                $ .02
Earnings (Loss) Per Share-Diluted      (a)      ($.91)                $ .02

     (a) 2005 results reflect a reverse five for one split effective April 18, 2005

Thermodynetics, Inc. is a manufacturer of high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer, transportation, and plumbing applications. The Company markets its products in the United States, Canada and abroad to customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries.

The Company's products are presently used in heat pumps as condensers and evaporators in heating, refrigeration, food processing and air-conditioning systems; in the biomedical field (as blood or intravenous fluid heat exchangers); in heat recovery units used to heat water with waste heat from air conditioning, refrigeration systems; in ice production systems; in laser coolers, beverage dispensers, food processing systems, chillers, heat pump systems and boilers, and modules for use as components in large condensing or desuperheater systems; and are generally usable in most applications where heat transfer is required. The tubing is also used as a flexible connector in plumbing applications.